Exhibit 99.1

Spine Injury Solutions Announces Results for the Second First Quarter Ended June 30, 2018

August 15, 2018 (Houston) -- Spine Injury Solutions, Inc. (OTCQB:SPIN), announces financial results for Q2, 2018.

Financial Highlights – three month period ended June 30, 2018

●	Revenues for the quarter ended June 30, 2018 increased 42% to $604,709, as compared to $426,064 during the same period the prior year.

●	Gross Profit increased 39 % to $397,101, as compared to $285,481 during the same period the prior year.

●	Net income was $22,619, as compared to a loss of $155,529 during the same period the prior year.

Financial Highlights – six month period ended June 30, 2018

●	Revenues for the six-months ended June 30, 2018 increased 34% to $1,239,135, as compared to $927,227 during the same period the prior year.

●	Gross profit increased 33% to $837,882, as compared to $629,840 during the same period the prior year.

●	Net income was $112,924, as compared to a loss of $204,918 during the same period the prior year.

●	Earnings per share totaled $.01 compared to $(.01) during the same period the prior year.

Dr. William Donovan, Chairman/CEO Commented; “The first half of this year has provided us with reaching milestones and exceeding expectations that we are very proud of and feel will be the driving force for continued growth and expansion. Through June 30th our collections exceeded $20 million which is a result of our decision to expand our core business model of funding spinal injury medical procedures through our own affiliates. From an internal perspective, we considered 2018 a year of opportunity for us, especially considering the hurricane that hit and devastated Texas in 2017. The results from the first half of 2018 included top line growth, strong gross profit, and net income. Providing these results to our shareholders and business partners is something the entire team at Spine Injury Solutions, Quad Video Halo and I are very proud of.”

Results of Operations

Comparison of the three month period ended June 30, 2018 with the three month period ended June 30, 2017.

We recorded $1,054,065 in gross revenue for the three months ended June 30, 2018, offset by $449,356 of the expected settlement discount resulting in net revenue of $604,709. For the same period in 2017, gross revenue was $730,894, offset by $304,830 of expected settlement discount, resulting in net revenue of $426,064. Revenue was positively affected by the increased case volume of the New Mexico affiliate who started operations in 2018. For the three months ended June 30, 2018, we worked with four spine injury diagnostic centers: Houston, Texas; Tyler, Texas; Odessa, Texas and Las Cruces, New Mexico. Service cost was $207,608 for the three months ended June 30, 2018 compared to $140,583 for the same period in 2017. The increase in service cost is attributable to the higher case volume in Las Cruces.

During the three months ended June 30, 2018, we incurred $358,619 of operating, general and administrative expenses compared to $417,467 for the same period in 2017. Operating, general and administrative expenses were lower for the 2018 quarter compared to 2017 due to lower bad debt costs of $30,000, coupled with lower payroll costs of $17,000, legal costs of $4,000 and $12,203 fewer research and development costs.

As a result of the foregoing, we had net income of $22,619 for the three months ended June 30, 2018, compared to a net loss of $155,529 for the three months ended June 30, 2017.

Comparison of the six month period ended June 30, 2018 with the six month period ended June 30, 2017.

We recorded $2,112,188 in gross revenue for the six months ended June 30, 2018, offset by $873,053 of the expected settlement discount resulting in net revenue of $1,239,135.  For the same period in 2017, gross revenue was $1,562,124, offset by $634,897 of the settlement discount, resulting in net revenue of $927,227.  Revenue was positively affected by the increased case volume of the Las Cruses, New Mexico affiliate who started operations in 2018.

Service cost was $401,253 for the six months ended June 30, 2018 compared to $297,387 for the same period in 2017. The increase in service cost is attributable to the higher case volume in the startup of the Las Cruces affiliate.

During the six months ended June 30, 2018, we incurred $695,818 of operating, general and administrative expenses compared with the $799,495 for the same period in 2017. The decrease is attributable to decreases in consulting expenses of approximately $25,000 coupled with decreases of noncash consulting of approximately $5,000, payroll expenses of $36,000, bad debt expense $20,000 , $12,203 fewer research and development expenses and website planning expenses of approximately $8,000.

As a result of the foregoing, we had net income of $112,924 for the six months ended June 30, 2018, compared to a net loss of $204,918 for the six months ended June 30, 2017.

Liquidity and Capital Resources

For the six months ended June 30, 2018, cash used in operations was $28,187 which primarily included increases in accounts receivable of $244,195 and increases in prepaid expenses of $21,300, inventory of $15,782, related party payables of $760 and decreases in accounts payable of $31,109. For the same period in 2017 cash used in operations was $196,584 which primarily included increases in accounts receivable of $105,149 and increases in prepaid expenses of $18,500, related party payables of $35,877 and accounts payable of $30,019. We used no cash in investing activities for the six months ended June 30, 2018 and 2017.

Cash used in financing activities for the six months ended June 30, 2018 and 2017 consisted of repayments on our notes payable in the amount of $35,000 and $50,000, respectively, and net draws (repayments) on our line of credit of $50,000 and 75,000, respectively.

Conclusion

Dr. Donovan concluded, “The first six months of 2018 is a base from which we can expand various programs to affiliated groups. In addition to expanding the Quad Video Halo technology, we anticipate a significant increase in the amount of diagnostic testing for Post-Concussion Syndrome. The key is to be able to objectively document changes in the brain and vestibular system. Our affiliated doctors are eager to provide the appropriate testing for the Post -Concussion Syndrome.”

Conference Call Details

Conference Call: An investor's conference call with management will be held today, Wednesday, August 15, at 10:30 a.m. (EDT).

Conference Dial-in Number:  1 (631) 992-3221
Participant Access Code:  641-464-182

Click or paste the link below in your browser for registration and web access to the presentation and follow the online instructions:

Registration URL: https://attendee.gotowebinar.com/register/3620751556426971906
Webinar ID: 318-219-563

Access to the Call:  To use the internet link, you must register prior to access. It is suggested you complete the registration and get your log-in information in advance of the start of the presentation.  You can register at any time. Questions can be typed into an online chat screen at any time during the presentation or Q & A period.

The Q & A will be moderated, but without an operator, and will be open to all questions after the formal presentations.

Conference Play Back:  A video replay of the conference call presentation will be available at the company website: http://www.SpineInjurySolutions.com

About Spine Injury Solutions, Inc:

We are a medical services and technology company facilitating diagnostic services for patients who have sustained spine injuries resulting from traumatic accidents. We deliver turnkey solutions to spine surgeons, orthopedic surgeons DO’s and other healthcare providers that provide necessary and appropriate treatment of musculo-skeletal spine injuries resulting from automobile and work-related accidents. Our management and funding services help reduce the financial burden on healthcare providers that provide patients with early-stage diagnostic testing and non-invasive surgical care, preventing many patients from being unnecessarily delayed or inhibited from obtaining needed treatment.

Additional information about the company, along with a video replay of most recent Investor Conference Call can be found at its website at www.spineinjurysolutions.com.

About Quad Video HALO, Inc.:

A wholly owned subsidiary of Spine Injury Solutions, Inc. Quad Video HALO, Inc. brings surgeons and interventional pain doctors the technology to provide Transparency of their surgical procedures.  The Quad Video Technology V3.0 and HALO Rx creates a digital turnkey video and audio documentation solutions that integrates multiple views from other OR/treatment imagining sources with several other viewpoints just outside the sterile field.

Additional information about QVH, can be found at its website at www.QuadVideoHalo.com

Forward-Looking Statements: This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, healthcare services demands, changes in healthcare practices, government regulation, and other factors over which the company has little or no control. The company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the company's recent filings with the SEC.

Investor Relations Contact:
Andrew Barwicki
Phone: 516-662-9461
Email: Andrew@barwicki.com